REAL ESTATE PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 8th day of February, 2010 (the “Effective Date”), by and between CC Lacombe, LLC, a Georgia limited liability company (“Seller”); G&E HC REIT II Lacombe MOB, LLC, a Delaware limited liability company, its successors and assigns (“Buyer”); and First American Title Insurance Company (“Escrow Agent”).

RECITALS

I. Seller owns fee title to certain real property and improvements located at 64030 Highway 434, Lacombe, Louisiana 70445, altogether as more particularly described on Exhibit “A” attached hereto and certain other assets as hereinafter described.

II. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined) on the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1
SALE OF PROPERTY

1.1 Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:

1.1.1 Fee title to all of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”);

1.1.2 Fee title to all buildings, structures and other improvements and Seller’s right, title and interest in and to all fixtures, systems and facilities located on the Land (the “Improvements”);

1.1.3 All leases (the “Tenant Leases”), including all amendments thereto, with all persons leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held in connection with the Tenant Leases, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Tenant Leases;

1.1.4 Seller’s fee title interest, in (i) any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property (as defined below), including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies, but not including any cash or operating accounts (collectively, the “Tangible Personal Property”); and (ii) any and all plans and specifications; architectural and engineering drawings; the common name of the Real Property; (collectively, the “Intangible Personal Property,” and collectively with the Tangible Personal Property, the “Personal Property”);

1.1.5 All warranties and guaranties relating to the Improvements (the “Warranties”);

1.1.6 All Seller’s interest in use, occupancy, building and operating licenses, permits, approvals, and development rights relating to the Property (the “Permits”);

1.1.7 All service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”); provided, however, that Seller shall terminate at Closing, at Buyer’s expense, any Contracts that Buyer does not elect to assume pursuant to Section 3.4;

1.1.8 All Seller’s interest in and to any trade names used or utilized in connection with the Property, if any, including without limitation the trade name “Lacombe Medical Office Building”;

1.1.9 The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property,” and the Real Property, Personal Property, and other property described in this Section 1.1 are hereinafter sometimes referred to collectively as the “Property.”

1.2 Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s fee title interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Six Million Nine Hundred Seventy Thousand Dollars ($6,970,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.

1.4 Deposit And Escrow.

1.4.1 Within three (3) Business Days after the Effective Date, Buyer shall deliver to Escrow Agent at the following address: First American Title Company, 777 South Figueroa Street, Fourth Floor, Los Angeles, California 90017, Attn: Barbara Laffer (blaffer@firstam.com) Phone: (213) 271-1702, a deposit in the amount of Two Hundred Thousand Dollars ($200,000.00) (the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer subject to the terms of this Agreement. For purposes of this Agreement the term “Deposit” shall include any and all interest earned thereon. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed in good faith to be genuine and signed or communicated by the proper party or parties.

1.4.2 The Deposit shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer’s Approval Notice (as defined below), the Deposit shall not be returned to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct as of the Closing that gives Buyer the right to terminate this Agreement as may be set forth herein, (iii) a failure of a condition precedent set forth in Section 5.4, or (iv) any other reason that entitles Buyer to have the Deposit returned as provided for herein. In the event Buyer shall elect to terminate or shall be deemed to have terminated this Agreement during the Due Diligence Period (as defined below), or to have rightfully terminated this Agreement as otherwise provided in this Agreement, the Deposit shall be returned to Buyer as provided in Section 3.6 below.

1.5 Closing Date.

1.5.1 The closing (“Closing”) shall take place on February 23, 2010 (as the same may be extended in accordance herewith, the “Closing Date”). Notwithstanding the foregoing, Buyer may, upon written notice to Seller, extend the Closing Date to February 26, 2010, in the event that the conditions precedent set forth in Section 5.4 below are not satisfied by February 23, 2010.

ARTICLE 2
TITLE AND SURVEY

2.1 Title and Survey. Buyer may, at its option and expense, (i) obtain a preliminary title report or commitment (the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title, (ii) conduct UCC searches covering Seller and the Property (the “UCC Searches”), and (iii) order a survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).

2.2 Required Title Condition. Merchantable and unencumbered (except as set forth below) title to the Property shall be conveyed to Buyer subject only to the following matters: (a) current, non-delinquent real estate taxes and assessments, (b) the matters set forth in the Preliminary Report and permitted by Buyer, in Buyer’s sole and absolute discretion, as part of the Title Policy (as defined below), (c) any other matters arising after the Effective Date approved in writing by Buyer in Buyer’s reasonable discretion prior to the end of the Due Diligence Period (as defined below) and sole and absolute discretion thereafter, and (d) any other matter of record or survey that Seller does not agree to remove from the deed or act of sale, in Seller’s sole discretion, except as required below (collectively, the “Required Title Condition”). Notwithstanding anything contained in this Section 2.2 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy at or prior to Closing all monetary encumbrances affecting the Property that are evidenced by deeds of trust, tax liens, judgments, mechanics’ liens, or other liens or charges in a fixed sum (each a “Monetary Encumbrance”), and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing. If Buyer does not terminate this Agreement on or before the expiration of the Due Diligence Period (as defined below), Buyer will be deemed to have approved all matters set forth in (a) through (d) above; provided however, that unless Buyer expressly provides so in writing, Buyer shall never be deemed to have approved (i) any Money Encumbrance, (ii) items that appear of record after the date of the Preliminary Report of which Buyer receives actual notice after the expiration of the Due Diligence Period, and (iii) any matter Seller shall have expressly undertaken to satisfy on or before Closing, if any.

ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD

3.1 Access. From and after the Effective Date through the Closing, (a) Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller to allow Seller the opportunity to have a representative present, and subject to the rights of tenants under the Tenant Leases, to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, tenant interviews (but Seller may be present or on the phone for such interviews), interviews of government officials, engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems necessary or advisable, and (b) Seller shall, at Seller’s expense, turn on, run, and maintain, consistent with existing practice, electrical power and all utilities to the Property (including without limitation plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof. Buyer shall have the right to conduct a Phase I environmental site assessment, and, with Seller’s consent, which shall be in Seller’s sole discretion, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Before beginning any of its investigations of the Property, Buyer will obtain liability insurance in the minimum amount of One Million Dollars ($1,000,000.00) naming Seller as an additional insured. Buyer hereby agrees to indemnify and hold Seller (and Seller’s agents, advisors, partners, members, owners, officers and directors, as the case may be) harmless from any physical damages arising out of all inspections and investigations by Buyer or its agents or independent contractors, but in no event shall the indemnity of this Section include the discovery of pre-existing conditions disclosed by Buyer’s investigations. Buyer shall return the Property to its pre-existing condition after its tests of the Property, normal wear and tear excepted. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the termination of or Closing under this Agreement. Buyer shall keep confidential the results of its tests and investigations and not reveal the results to any third parties, except as required by applicable law and except to its partners, prospective lenders, prospective equity providers, agents, and applicable representatives of each, provided that each is advised of the confidential nature of the material.

3.2 Due Diligence Period. Subject to the provisions of Section 3.1 above, the period from the Effective Date until the Closing Date (as the same may be extended pursuant to Section 1.5.1 above) shall be the “Due Diligence Period”. In no event shall the Due Diligence extend beyond a date that is forty-five (45) days after the Effective Date. During the Due Diligence Period, the Buyer shall physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below, and all records and other materials related thereto as Buyer deems appropriate.

3.3 Items to be Provided by Seller. Except for those items listed on Schedule 3.3, Seller has delivered to Buyer accurate and complete copies of all of the information set forth on Exhibit “B” but only to the extent any such information is in Seller’s actual possession or control, and without warranty as to the accuracy thereof except as expressly set forth in this Agreement (collectively, the “Property Information”). To the extent such information is in Seller’s actual possession, Seller shall provide the items listed on Schedule 3.3 within three (3) Business Days after the Effective Date.

3.4 Property Contracts. Buyer shall not be required to assume any Contracts at Closing. As of the Closing Date, Seller, at Buyer’s expense, shall terminate any Contracts that Buyer does not accept in Buyer’s sole discretion by written notification to Seller prior to the expiration of the Due Diligence Period, provided however, that, Buyer shall never be deemed to have elected to assume any leasing commission agreements or management agreements applicable to the Property, and Seller, as of the Closing Date, shall terminate any leasing commission agreements and management agreements applicable to the Property at Seller’s expense. Any Contract that requires a termination fee to be paid is set forth on Schedule 3.4 attached hereto.

3.5 Buyer’s Possible Early Termination. Buyer shall have the right to approve or disapprove in Buyer’s sole and absolute discretion, the Property, the Property Information, or any other matter whatsoever regarding the Property. At any time prior to or on the expiration of the Due Diligence Period, Buyer may provide written notice to Seller disapproving the Property for purposes of this Article 3 (“Disapproval Notice”). Unless Buyer provides Seller with a written notice of its approval of the Property (“Approval Notice”) prior to or on the expiration of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. Notwithstanding anything herein to the contrary, an Approval Notice shall not be deemed to be a waiver by Buyer of any other rights of termination it may have as set forth herein.

3.6 Consequences of Buyer’s Early Termination. Unless Buyer provides an Approval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is willfully in material default hereunder for a matter under Seller’s reasonable control or if a representation of Seller made in this Agreement was knowingly false when made and not cured by Seller as provided in Section 5.4, and Buyer demonstrates that it would have purchased the Property but for the facts underlying the false representation, then at the time of such termination, Section 6.2 shall additionally apply (as to Buyer’s actually incurred out-of-pocket expenses). Escrow Agent shall pay the entire Deposit to Buyer not later than one (1) Business Day following termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Article 3, despite any objection or potential objection by Seller. If Buyer delivers an Approval Notice, the Deposit shall be deemed non-refundable to Buyer, except as set forth herein.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Seller’s Representations. Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as of the date of this Agreement as follows:

4.1.1 Seller is a limited liability company validly formed in the State of Georgia. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2 To the best of Seller’s knowledge, Seller has fee simple title to the Property, subject only to the conditions of title set forth in the Preliminary Report and any other matter of record. There are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein; except the right of first offer granted to LHH. There are no unrecorded or undisclosed documents or other matters which affect title to the Property. Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

4.1.3 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4 Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6 There are no actions, suits or proceedings pending, or, to Seller’s knowledge, threatened against (a) any portion of the Property, or (b) affecting Seller, which if determined adversely, may affect its ability to perform its obligations hereunder.

4.1.7 Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8 Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (ii) to Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (b) to Seller’s knowledge, results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9 Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except as provided in the Property Information.

4.1.10 There is no pending, threatened or to Seller’s knowledge contemplated condemnation proceeding relating to the Property, and Seller has received no notice from any governmental agency or official to the effect that any such proceeding is contemplated.

4.1.11 Seller has delivered or made available to Buyer a complete copy of the Tenant Leases and proposed amendments. To Seller’s knowledge, each of the Tenant Leases is in full force and effect. Seller is “landlord” or “lessor” under the Tenant Leases and is entitled to assign to Buyer, without the consent of any party, the Tenant Leases. To Seller’s knowledge, Seller is not in default under a Tenant Lease and to Seller’s knowledge there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a landlord default under any of the Tenant Leases. To Seller’s knowledge, no tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Tenant Lease. There are no pending or incomplete tenant improvements and unpaid tenant improvement costs and leasing commissions with respect to any Tenant Lease, except that shall be fully completed and paid in full prior to Closing or credited to Buyer at Closing as set forth in Section 5.8.2(c).

4.1.12 To Seller’s knowledge, no tenant is in default under a Tenant Lease and to Seller’s knowledge there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default by a tenant under any of the Tenant Leases.

4.1.13 Seller has delivered or made available to Buyer true and complete copies of all contracts to which Seller is a party and which affect the Property. Seller has not, within the last year, received any written notice of any default under any Property service contract or other such contract or agreement that has not been cured or waived.

4.1.14 Seller has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property.

4.1.15 Reserved.

4.1.16 Seller has not received any written notice from, and is otherwise aware of no grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

4.1.17 Reserved.

4.1.18 Reserved.

4.1.19 Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

4.1.20 In 2007 and again in 2008, Seller took remedial action with respect to certain moisture issues, some of which are the responsibility of a tenant. Since repairs were performed, there have been no further complaints, since at least August of 2008. Except as set forth above, Seller has not received written notice from any governmental authority that there are Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon the Close of Escrow hereunder, in existence on the Close of Escrow. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas. Seller has received no written notice that the Property or any portion thereof contains any form of toxic mold, as it is Seller’s understanding that the moisture issues disclosed above did not constitute “toxic mold.” No treatment has been undertaken by Seller with respect to termite infestation on the Property other than normal periodic service, and to Seller’s knowledge there is no damage to any portion of the Property from termite infestation.

4.1.21 There are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. To Seller’s knowledge, there are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at the Close of Escrow or placed in escrow pursuant to the provisions of this Agreement.

4.1.22 Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

4.1.23 Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements. To Seller’s knowledge, Seller, with respect to the Property, has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.

4.1.24 Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Close of Escrow hereunder, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

4.1.25 All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Close of Escrow, provided that if a warranty or representation becomes untrue between the Effective Date and the Closing Date, the same will not be considered a default by Seller hereunder, unless Seller shall have breached its obligations set forth in Section 4.5.7 below. Seller shall promptly inform Buyer in writing if Seller becomes aware of any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Close of Escrow or (ii) if any information, document, agreement or other material delivered to Buyer is materially amended, superseded, modified or supplemented.

4.1.26 Alan W. McKinney and Mark Kury (collectively, “Seller’s Knowledge Parties”) are the individuals who are most knowledgeable about the Property.

As used herein, “to Seller’s knowledge” or similar phrases shall mean the actual present and conscious awareness or knowledge of the Seller’s Knowledge Parties without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of any of the Seller’s Knowledge Parties on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than the Seller is authorized to make any representation or warranty for or on behalf of Seller. Seller has not read all of the Property Information and makes no representation or warranty as to the truth, accuracy or completeness thereof.

4.2 Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:

4.2.1 Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

4.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants on it part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3 Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date (except for Seller’s representation and warranty in Section 4.1.12 above) and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive for a period of nine (9) months after the Closing Date (the “Survival Period”). Notwithstanding the foregoing, upon receipt by Seller of information not known to Seller as of the Effective Date, Seller may provide written notice to Buyer modifying a representation or warranty made by Seller based on such information; provided however, that for a period of five (5) business days after receipt of such notice or by the Closing, as the case may be, Buyer shall have the right to terminate this Agreement, and the provisions of Section 3.6 shall apply.  In the event that the modification of the representation or warranty is necessary due to Seller’s willful action or failure to perform any obligation within Seller’s reasonable control, the Buyer shall have a period of five (5) business days after receipt of such notice or by the Closing, as the case may be, during which Buyer shall have the right to terminate this Agreement, and the provisions of the provisions of Section 6.2 shall apply. Each party shall have the right to bring an action against the other for the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, (ii) the damage to such party on account of such breach (individually, or when combined with damages from other breaches) equals or exceeds Ten Thousand Dollars ($10,000.00), and (iii) the party bringing the action did not have actual knowledge of the breach as of Closing. Furthermore, Buyer and Seller agree that the aggregate maximum liability of the other for the alleged breach of any or all representations or warranties set forth in this Agreement is limited to the actual damages incurred by Buyer or Seller (as applicable) as a direct result of the breach of the other of any or all of the representations or warranties contained in this Agreement, up to, but not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00). In no event shall either party be liable to the other for special, consequential, or punitive damages as a result of a breach of any or all representations or warranties set forth in this Agreement. The provisions of this Section 4.3 shall survive Closing.

4.4 Property Conveyed “As Is”. Except as may be expressly represented herein, in the exhibits attached hereto and in the documents to be executed and delivered by Seller to Buyer at Closing, Buyer agrees that the Property shall be sold, and Buyer shall accept possession of the Property at Closing on an “as-is-where-is” with all faults basis. Buyer acknowledges that except as expressly set forth herein and in the documents to be executed as part of the Closing, Seller makes no representations whatsoever regarding the Property, Buyer represents to Seller that prior to the expiration of the Due Diligence Period, Buyer shall have independently examined, inspected and investigated, to the full satisfaction of Buyer, all aspects of the Property.

4.5 Leasing & Other Activities Prior to Closing.

4.5.1 Leasing Activities. Seller shall not, after the end of the Due Diligence Period, enter into any lease affecting the Property or any modification or amendment thereto, or consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion; provided that Seller may enter into the amendment to the Smith, Patel and Amkieh, LLC Lease substantially on the terms previously disclosed to Buyer without Buyer’s consent. Seller represents that except as set forth in Schedule 4.5.1 attached hereto no leasing commissions, rent concessions or tenant improvement allowances will be due or are owing with respect to any lease that may have previously affected the Property. Seller shall copy Buyer on any and all correspondence received from or sent to tenants regarding the Tenant Leases at the notice address below.

4.5.2 Service Contracts. Seller shall not, after the end of the Due Diligence Period, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole discretion. Effective at Closing, Seller shall terminate, at Seller’s expense, any leasing commission agreements or management agreements applicable to the Property, and Seller shall terminate, at Buyer’s expense any other service contract that Buyer does not elect to assume as set forth in Section 3.4 above.

4.5.3 Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in substantially the same manner in which said business has been heretofore conducted; provided that Seller shall not be obligated to perform capital improvements at the Property, and (ii) insure the Property substantially as it is currently insured and in any event in accordance with the requirements of any mortgage or deed of trust affecting the Property.

4.5.4 Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein except for any encumbrance to be released at Closing without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

4.5.5 Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the twenty (20) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date.

4.5.6 Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.

4.5.7 Compliance with Representations. Seller will not willfully take or cause to be taken any action or fail to perform any obligation within Seller’s reasonable control which would cause any of the representations or warranties contained in this Agreement to be materially untrue as of the Closing Date. Seller will be deemed to have fulfilled its obligations under this Section 4.5.7 if Seller complies with Section 4.5.3 above.

4.6 Indemnifications.

4.6.1 Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to any actions from third parties (and not including claims from tenants) as to which Seller has insurance coverage in place. The indemnity set forth in this Section shall survive Closing without limitation. Provided, however, that the indemnity set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.

4.6.2 Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to any actions from third parties (and not including claims from tenants) as to which Buyer has insurance coverage in place. The indemnity set forth in this Section shall survive Closing without limitation. Provided, however, that the indemnity set forth in this Section shall not apply to the extent of any item that by this Agreement specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

ARTICLE 5
CLOSING

5.1 Escrow Agent. The Closing shall occur through the Escrow opened at the Escrow Agent named in Section 1.4. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.

5.2 Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (ii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Agent shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Agent hereunder by: (a) executing the Consent of Escrow Agent attached hereto; and (b) delivering a copy of the executed Consent to Seller and Buyer.

5.3 Closing. “Close of Escrow” or “Closing” means the date Escrow Agent records the Deed in favor of Buyer. The Closing shall take place on the Closing Date set forth in Section 1.5.1, as the same may be adjusted, provided all conditions to the Closing have been satisfied or duly waived.

5.4 Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller.

5.4.1 Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2 No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained estoppel certificates from tenants that in the aggregate lease at least eighty percent (80%) of the leased square footage of the Improvements, which shall include an estoppel certificate from any tenant occupying more than three thousand (3,000) rentable square feet of space in the Property (each a “Tenant Estoppel”). Each estoppel certificate shall be in a form substantially similar to Exhibit “F” attached hereto. No later than three (3) Business Days prior to the date upon which Seller intends to distribute the estoppel certificates to the tenants for their completion, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Such estoppel shall be consistent with its respective Tenant Lease, shall not reveal any default by Seller, any right to offset rent by the tenant, or any claim of the same, be dated no earlier than thirty (30) days prior to Closing and shall be otherwise reasonably acceptable to Buyer.

5.4.3 Reserved.

5.4.4 On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof (except for Seller’s representation and warranty set forth in Section 4.1.12) shall be true, accurate and complete.

5.4.5 At Closing, the Title Company shall issue to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Property for the sum equal to the Purchase Price conforming to the Required Title Condition set forth in Section 2.2 above and containing such endorsements as Buyer shall have reasonably required. Notwithstanding the foregoing, Buyer shall obtain a firm title commitment from the Title Company, including the endorsements Buyer shall require, prior to the expiration of the Due Diligence Period, such that Buyer shall be excused for non-performance under this Section 5.4.5 only upon the Title Company’s refusal to issue the Title Policy agreed upon in the Due Diligence Period. Buyer shall allow Seller five (5) business days to locate a reputable title agent and a national title company mutually agreeable to Buyer and Seller in their reasonable discretion to issue the agreed upon title policy to Buyer at Closing. If Seller cannot satisfy this condition to Closing through its own efforts, Buyer will be excused from its obligation to close and may terminate this Agreement and receive a refund of the Deposit.

5.4.6 Seller shall have obtained a waiver of the right of first offer granted to Louisiana Heart Hospital, LLC (“LHH”) on terms reasonably satisfactory to the Buyer (the “Waiver”) and delivered it to Buyer.

5.4.7 There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.

5.4.8 No tenant (i) has filed for bankruptcy or taken any similar debtor-protection measure, (ii) is in default under its Tenant Lease, (iii) has discontinued operations at the Property, or (iv) has given notice to Seller or Buyer of its intention to do any of the foregoing.

5.4.9 The lease amendment proposed to Smith, Patel and Amkieh, LLC as of the Effective Date shall have been executed by and between Seller and said tenant.

The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section 5.4, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow. If there occurs a failure of a condition to Buyer’s obligation to close before the expiration of the Due Diligence Date, Buyer’s sole remedy shall be to terminate this Agreement. Notwithstanding the foregoing, if there occurs a failure of a condition precedent to Buyer’s obligation to close after the expiration of the Due Diligence Period but prior to the Closing Date, and such failure is readily cured by a sum not greater than $25,000.00, as determined by Seller in Seller’s reasonable discretion, then Seller may escrow a portion of the Purchase Price equal to one hundred twenty-five percent (125%) of such sum to fulfill the condition, otherwise Buyer may elect as its sole remedy to terminate this Agreement as set forth herein. After Closing, Seller shall have a reasonable period of time to draw upon such funds to fulfill the condition (no longer a condition to Closing, but an obligation of Seller surviving Closing), and the balance of such funds will be remitted to Seller upon completion. If Seller does not fulfill its obligation hereunder within a reasonable time following Closing, Buyer may draw upon the escrowed funds to perform Seller’s obligation, the balance to be remitted to Seller upon completion. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, the Buyer shall be entitled to the Deposit; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

5.5 Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.

5.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.5.2 On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete.

5.5.3 Seller shall have obtained the Waiver.

5.6 Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1 A duly executed and acknowledged special warranty deed, or its equivalent in the state of Louisiana, that conveys title to the Real Property in favor of Buyer;

5.6.2 A bill of sale, assignment and assumption of leases and contracts duly and originally executed and acknowledged by Seller, in the form attached hereto as Exhibit “C”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the balance of the Property, including without limitation: (i) the Personal Property; (ii) Tenant Leases; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement.

5.6.3 Originals of all Tenant Leases (with all amendments and modifications thereto) relating to the Property; provided however, that Seller shall provide copies, and not originals, of those Tenant Leases listed on Schedule 5.6.3 attached hereto.

5.6.4 All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each tenant, including all applications, correspondence and credit reports.

5.6.5 A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

5.6.6 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.7 Originals of all documents in the possession of Seller relating to the operation of the Property including all permits, licenses, approvals, plans, specifications, guaranties and warranties.

5.6.8 A duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.6.9 Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective partners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.10 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.7 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:

5.7.1 Immediately available federal funds by wire transfer sufficient to pay the Purchase Price (less the Deposit and any prorations required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.

5.7.2 Duly executed and acknowledged originals of the Closing Statement.

5.7.3 Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

5.7.4 Such evidence or documents as may reasonably be required by Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

5.7.5 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.8 Costs, Prorations and Credits.

5.8.1 Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, updated survey, architectural, engineering, credit and environmental reports, and (ii) title insurance premiums, title examination costs and any extended title insurance premiums. Seller shall pay all transfer, assumption or waiver fees associated with any association, declarant or easement holder that holds any right in the Property unless otherwise set forth herein. Buyer and Seller shall share equally the cost of (a) all transfer taxes and documentary stamp charges of any jurisdiction, (b) recording fees, and (c) all escrow charges. Any and all other purchase and sale closing costs shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.

5.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs, so long as Seller is paid its closing proceeds by 2:01 p.m. on the Closing Date, otherwise the prorations shall be moved forward one (1) Business Day. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.

(a) Rents. Buyer will receive a credit at Closing for all rents actually collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.

(b) CAM Expenses. To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Tenant Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Tenant Lease. Seller shall be responsible for the CAM reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based on an estimate for the year of Closing, a post close “true up” will be performed for the actual expense to determine Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM “true up” necessary to the extent that the Leases provide for a “true up”.

(c) Security Deposits, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of all unapplied tenant security deposit, any accrued interest due any tenant thereon, unpaid rent concessions due under any Tenant Lease, unpaid tenant improvement allowances owing under any Tenant Lease and the amount of any other credits due any tenant shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the applicable Tenant Lease, the estoppel certificate and the final rent roll).

(d) Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller, except to the extent that such increases are to be collected from tenants under the terms of the Tenant Leases. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing, except that if prior to the end of the Due Diligence Period Seller has applied for a property tax refund or has appealed the County Assessor’s valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period.

(e) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(f) Operating Expenses. All operating expenses (including all charges under the Service Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the ‘Current Billing Period’), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(g) Leasing Commissions. At Closing, Buyer shall receive a credit for any tenant improvement costs, leasing commissions or rent concessions that have not been fully utilized at Closing and for any tenant improvement costs or leasing commissions that have not been fully satisfied at Closing (to the extent the credit is not duplicative of amounts to be credited under Section 5.8.2(c) above).

(h) Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller except as terminated as of the Closing Date; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provide.

(i) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.8.3 Calculation / Re-prorations. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated draft closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the ‘Closing Statement’. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available; provided, however, that Seller and Buyer shall complete their respective CAM reconciliations and the final adjustment for CAM Charges no later than April 30, 2011), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

5.8.4 Reserved.

5.8.5 Survival. The provisions of this Section 5.8 shall survive the Closing for a period ending on April 30, 2011.

5.9 Distribution of Funds and Documents. At the Close of Escrow, Escrow Agent shall do each of the following:

5.9.1 Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

5.9.2 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

5.9.3 Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price by wire transfer, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10 Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

5.11 Possession. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Tenant Leases and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each tenant affected by the sale and purchase of the Property and properly addressed to each tenant. Such notice shall be prepared by Seller, at Seller’s cost and expense, and approved by Buyer, shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Buyer agrees to transmit or otherwise deliver such letters to the Tenant promptly after the Closing.

ARTICLE 6
TERMINATION AND DEFAULT

6.1 BUYER DEFAULT. IF THE SALE CONTEMPLATED HEREBY IS NOT CONSUMMATED BECAUSE OF A DEFAULT BY BUYER IN ITS OBLIGATION TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AFTER BUYER HAS FAILED TO CURE SUCH DEFAULT WITHIN TEN (10) DAYS OF BUYER RECEIVING WRITTEN NOTICE OF THE SAME EXCEPT BUYER’S OBLIGATION TO CLOSE, AS TO WHICH THERE IS NO NOTICE AND CURE PERIOD, AND SELLER HAS PERFORMED OR TENDERED PERFORMANCE OF ALL OF ITS MATERIAL OBLIGATIONS IN ACCORDANCE WITH THIS AGREEMENT, THEN: (A) THIS AGREEMENT SHALL TERMINATE; (B) THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES; AND (C) SELLER AND BUYER SHALL HAVE NO FURTHER OBLIGATIONS TO EACH OTHER EXCEPT THOSE WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS INTEREST REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT TOGETHER WITH ANY INTEREST AND EARNINGS EARNED THEREON SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. SELLER HEREBY WAIVES ANY RIGHT TO AN ACTION FOR SPECIFIC PERFORMANCE OF ANY PROVISIONS OF THIS AGREEMENT.

BY PLACING THEIR INITIALS HERE:
SELLER—,	BUYER—,

THE PARTIES AGREE TO BUYER DEFAULT PROVISIONS AS SET FORTH ABOVE.

6.2 Seller’s Default. If prior to Closing Seller fails to perform any of its obligations or is otherwise in default hereunder or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof and Seller does not cure such default within ten (10) days after written notice of the same (except for the Seller’s obligation to convey the Property at Closing, as to which there is no notice and cure period), Buyer shall have the right to exercise any or all of the following remedies:

6.2.1 Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.

6.2.2 Institute an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement.

6.2.3 Terminate this Agreement by notice to Seller and Escrow Agent to that effect, to recover the full amount of the Deposit and all earnings thereon, to receive reimbursement of Buyer’s actually incurred out of pocket costs in conjunction with the Agreement, not to exceed One Hundred Thousand Dollars ($100,000.00), and, provided that (i) Seller willfully refuses to convey the Property as set forth herein or willfully causes a failure of a condition precedent under Section 5.4 above concerning a matter within the Seller’s reasonable control, and further provided that (ii) specific performance is not available to Buyer as a remedy, to receive reimbursement of Buyer’s actually incurred out of pocket costs in conjunction with the Agreement, not to exceed One Hundred Thousand Dollars ($100,000.00), and to recover all other damages and seek such other relief at law or in equity to which Buyer may be entitled as a result of Seller’s breach, but as to damages, not exceeding a total of One Hundred Thousand and No/100 Dollars ($100,000.00) under the terms of this Agreement. Notwithstanding anything to the contrary, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce its remedies under this Agreement, so long as Buyer provides reasonable documentation that Buyer would have been able to fund the balance of the Purchase Price.

ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION

7.1 Casualty. If the Improvements are damaged by casualty prior to the Closing and either (i) the casualty results in loss or damage in an amount valued greater than One Hundred Fifty Thousand Dollars (150,000.00), or (ii) the nature of such casualty results in a circumstance whereby a tenant under the Tenant Leases may terminate its lease or receive a rent abatement, then Buyer shall have the sole option to elect either to:

(a) acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said policy; or

(b) terminate this Agreement and receive back the Deposit.

Such right must be exercised within thirty (30) days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.

7.2 Condemnation. In the event that any material portion of the Real Property, as reasonably determined by Buyer, should be condemned prior to the Closing, at Buyer’s sole option, elect either to:

(a) terminate this Agreement and receive back the Deposit; or

(b) close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(b) unless, within twenty (20) days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 7.2(a).

ARTICLE 8
REAL ESTATE COMMISSION

8.1 Commissions. Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees, other than a commission payable by Seller to Douglas M. Connell of Grubb & Ellis Company (the “Broker”) equal to three percent (3%) of the Purchase Price, are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. At Closing, Seller shall pay all commissions and fees owed to Broker pursuant to Seller’s separate agreement with Broker. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9
MISCELLANEOUS

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2 Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 Assignment by Buyer. Upon written notice to Seller at least ten (10) days prior to Closing, Buyer shall have the right to assign this Agreement to any party under common ownership or control with Buyer or which is under common ownership or control of Grubb & Ellis Healthcare REIT II, Inc. a Maryland corporation and no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder.

9.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Louisiana without regard to the principles of conflicts of law.

9.6 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.

9.7 NoticesARTICLE 10 . All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (i) if by courier, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (iii) if by facsimile, upon confirmation of transmission; and (iv) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a business day shall be deemed received on the next business day. Notices shall be given to the following addresses:

To Seller:	CC Lacombe, LLC Alan W. McKinney 535 Marriott Drive Suite 625 Nashville, Tennessee 37214
And with a copy to:	J. Marshall Martin III, Esq.

FOLTZ MARTIN, LLC

3525 Piedmont Road

Building 5, Suite 750

Atlanta, Georgia 30305

To Buyer:
Grubb & Ellis Equity Advisors, LLC
1551 North Tustin Avenue, Suite 200
Santa Ana, California 92705
Attn: Danny Prosky
Phone: (714) 667-8252
Facsimile: (714) 975-2199
E-mail: Danny.Prosky@Grubb-Ellis.com

And with a copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23224 Attn: Joseph J. McQuade Telephone: (804) 916-9027 Facsimile: (804) 916-9127 E-mail: jmcquade@gregkaplaw.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.8 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses actually incurred at ordinary hourly rates without regard to statutory presumption, whether at the investigative, pretrial, trial or appellate level, in the event that the award to such prevailing party is material. A material award shall be an award that is at least fifty percent (50%) of the amount originally claimed and exceeds the last monetary settlement offer amount proffered by the losing party not less than sixty (60) days prior to initiation of trial.

9.9 IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).

9.10 Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.13 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.14 Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Louisiana.

9.15 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.16 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.17 Reserved.

9.18 Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.

9.19 Cooperation with S-X 3-14 Audit. The Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement.  The assignee shall be a subsidiary of a publicly registered company (“Registered Company”) promoted by the Buyer.  The Seller acknowledges that it has been advised that if the purchaser is affiliated with such Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following: (i) access to bank statements for the Audited year and stub period with respect to building operations; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements with respect to building operations for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period with respect to building operations; (v) (reserved) (vi) access to invoice for expenses and capital improvements in the Audited Year and stub period; (vii) (reserved) (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; (xii) signed representation letter in the form attached hereto as Exhibit “D”, and (xiv) to the extent necessary a signed audit letter in the form attached hereto as Exhibit “E” and a signed audit inquiry letter in the form attached hereto as Exhibit “G”. To the extent that Seller incurs accounting charges (at ordinary hourly rates) in excess of $5,000 for such cooperation after Closing, costs in excess of $5,000 shall be borne by Buyer.

9.20 Seller Escrow. Seller and Buyer agree that on the Closing Date, Seller shall deliver to Escrow Agent a deposit in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Seller Escrow”). The Seller Escrow shall be held in an insured, interest-bearing account with interest accruing for the benefit of Seller. For purposes of this Agreement the term “Seller Escrow” shall include any and all interest earned thereon. The Escrow Agent shall hold the Seller Escrow until May 31, 2011, upon which time the Escrow Agent shall immediately release the Seller Escrow to Seller unless Escrow Agent shall have received a written notice from Buyer (which copies Seller) that such funds are in dispute due to a breach by Seller of the terms of this Agreement or a breach by Seller under the documents to be signed at Closing (a “Notice of Claim”), and in such event the Escrow Agent shall hold the Seller Escrow until Escrow Agent receives escrow instructions signed by both Seller and Buyer or a court of competent jurisdiction enters an order authorizing the release of all or a portion of the Seller Escrow. In the event that Buyer submits a Notice of Claim with respect to a breach of any of Seller’s representations or warranties, Buyer shall file a lawsuit with respect to the matters set forth in such Notice of Claim no later than the date that is eleven (11) months after the Closing Date. In the event that Buyer submits a Notice of Claim with respect to any other breach by Seller of the terms of this Agreement or a breach by Seller under the documents to be signed at Closing, Buyer shall file a lawsuit with respect to the matters set forth in such Notice of Claim no later than June 30, 2011. If a lawsuit is not filed by such date, Escrow Agent shall disburse the balance of the Seller Escrow to Seller without further authorization or direction. Notwithstanding anything set forth herein to the contrary, in the event that Escrow Agent has not received a Notice of Claim by the date that is ten (10) months after the Closing Date, Escrow Agent shall disburse the amount of Fifty Thousand and No/100 Dollars ($50,000.00) from Seller Escrow to Seller.

9.21 Buyer’s Disclosures. Seller acknowledges that Buyer is the subsidiary of a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

9.22 Time is of the Essence. Time is of the essence in the performance of this Agreement.

9.23 Continued Performance. Any provisions of this Agreement that by their terms specifically require observance or performance after the Closing Date shall continue in force and effect following the Closing Date.

9.24 Louisiana Terminology. As used in this Agreement, the terms “real property” and “real estate” shall be deemed to include immovable property; the term “fee title” shall include full ownership; the term “personal property” shall be deemed to include movable property; the term “tangible personal property” shall be deemed to include corporeal property; the term “intangible personal property” shall be deemed to include incorporeal property; the term “easements” shall be deemed to include servitudes; the term “buildings” shall be deemed to include other constructions; the term “deed” shall include a Louisiana form of act of sale; the phrase “covenant running with the land” and other words of similar import shall be deemed to include a real right or a recorded lease of immovable property; the term “county” shall be deemed to mean parish; the term “liquidated damages” shall be deemed to include stipulated damages; and the term “joint and several liability” and other words of similar import shall be deemed to include in solido liability.

[Remainder of page intentionally left blank; signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER

CC LACOMBE, LLC,
a Georgia limited liability company

By: Its:	CHD Lacombe, LLC, a Georgia limited liability company Manager
By:	CHD Holdings, LLC,

a Georgia limited liability company
Its:	Manager

By: /s/ Alan W. McKinney
Alan W. McKinney
Its:	Manager

BUYER

G&E HC REIT II LACOMBE MOB, LLC,
a Delaware limited liability company

By: Title:	GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, L.P., a Delaware limited partnership Sole Member
By: Title:	GRUBB & ELLIS HEALTHCARE REIT II, INC., a Maryland corporation General Partner

By: /s/ Andrea R. Biller
Name:	Andrea R. Biller

Title: Executive Vice President

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED: February 11, 2010

First American Title Company (“Escrow Agent”)

By: /s/ Barbara Laffer
Its: Escrow Officer